                                                                  EXHIBIT 10(P)

                               ASSET PURCHASE AGREEMENT





    ASSET PURCHASE AGREEMENT, dated as of August 23, 1996, by Premier Parks Acquisition Corp., a New York corporation ("Purchaser") and a wholly-owned subsidiary of Premier Parks, Inc. ("Premier"), Premier, Storytown USA, Inc., a New York corporation ("Storytown") and Fantasy Rides Corporation, a New York corporation ("Fantasy", and together with Storytown, the "Sellers") and Charles
R. Wood, individually ("Wood").


                                W I T N E S S E T H :


    WHEREAS, the Sellers own and operate the real estate, inventory, rides and other equipment which comprise The Great Escape, an attractions park located at Route 9, Lake George, New York (such business being hereinafter referred to as "Great Escape"); and

    WHEREAS, Purchaser desires to buy and Seller desires to sell substantially all of the assets and business of Great Escape as a going concern, all upon the terms and conditions hereinafter set forth;

    NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:


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                                     DEFINITIONS

    The following terms shall have the following meanings when used herein:

    1. ASSUMED LEASES shall mean the liabilities and obligations of the Great Escape business accruing after the Closing Date on all leases of all equipment, machinery, furniture or other items used in the business of the Great Escape business.

    2. BALANCE SHEETS shall mean unaudited, review quality balance sheets with respect to the operations of the Great Escape for the fiscal year ended October 31, 1995 and internally generated, unaudited balance sheets with respect to the operations of the Great Escape for each month of 1996, through and including the most recent calendar month ending prior to the Closing Date.

    3.   CLOSING DATE shall mean December 1, 1996.

    4.   CODE shall mean the Internal Revenue Code of 1986, as amended.

    5. CONSULTING AGREEMENT shall mean that certain consulting agreement between Premier and Wood whereby Wood will act as consultant to Purchaser in consideration for payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) to be paid over the term of five years. The Consulting Agreement shall substantially conform to the form of agreement contained at Schedule "C" hereto.

    6. DEPOSIT shall mean the deposit paid by Purchaser upon the execution hereof in the amount of Three Million Dollars ($3,000,000).

    7.   DOUBLE "H" shall mean Double "H" Hole in the Woods Ranch, Inc.

    8. ENCUMBRANCES shall mean all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, easements, restrictions, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations placed on the Purchased Assets.

    9. ENVIRONMENTAL REPORT means the report prepared by Sellers' environmental consultant concerning its assessment of the Real Property.

    10. EXCLUDED ASSETS means those assets not part of the Purchased Assets, as set forth in Section 1.02 hereof.


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    11.  EXPENSES shall mean all operating expenses and capital expenditures made in the ordinary course of business and not exceeding Ten Thousand Dollars ($10,000) per expenditure.

    12.  FINANCIALS shall mean the Balance Sheets and the Income Statements.

    13. HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    14. INCOME STATEMENTS shall mean the unaudited, review quality statement of earnings with respect to the operations of the Great Escape for each of the years ended October 31, 1993, October 31, 1994 and October 31, 1995 and internally generated, unaudited income statements for each month of 1996, through and including the most recent month ending prior to the Closing Date.

    15. MARKS shall mean all of the goodwill, trademarks and service marks (whether at common law or registered under state or federal law or under the law of any foreign jurisdiction), logos, trade names and all other names or slogans used by Sellers in connection with the business of the Great Escape.

    16.  PBGC shall mean Pension Benefit Guaranty Corporation.

    17.  PURCHASED ASSETS shall be as defined in Section 1.02 hereof.

    18.  PURCHASER'S OPERATING EXPENSES shall be as defined in Section 1.09.

    19. REAL ESTATE shall mean approximately 334.41 acres of land, together with improvements and fixtures thereon located at Route 9, Lake George, New York, as more particularly described on Schedule 1.02(A) hereto.


                                      ARTICLE I

                           SALE OF ASSETS; PRICE AND TERMS;
                                 CLOSING TRANSACTIONS

SECTION 1.01. CLOSING DATE; TERM. The consummation of the transactions contemplated by this Agreement shall take place at the offices of Lemery & Reid, P.C., 10 Railroad Place, Saratoga Springs, New York at 9:00 a.m. on the Closing Date. TIME IS OF THE ESSENCE AS TO THE CLOSING DATE. Therefore, in no event shall the Closing Date be later than December 10, 1996.


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SECTION 1.02.  SALE AND PURCHASE.  On the Closing Date, in reliance upon the representations, warranties and agreements of the parties, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall buy from Sellers, free and clear of all Encumbrances (except as permitted under this Agreement), the Purchased Assets, comprising the following assets and properties, all upon the price and payment terms set forth in this Agreement:

    (A)  REAL ESTATE.  The Real Estate.

    (B) INVENTORY. Inventory used in connection with the operation of the Great Escape business, consisting mainly of merchandise, plush, food, liquor, office supplies, maintenance supplies, packaging materials, and other items, as listed on Schedule 1.02(B) attached hereto.

    (C) PRE-PAID DEPOSITS. At the Closing Date, Sellers shall assign to Purchaser, all unfilled "pre-paid" deposits for the Great Escape's 1996 and 1997 seasons held by Sellers as of the Closing Date and Purchaser assumes such deposits and the responsibility to the customer for honoring such deposits.
Schedule 1.02(C) contains a complete list of all such deposits.

    (D) PREPAID ITEMS. Sellers agree to transfer to Purchaser any license or privilege that may be transferred, including service contracts in connection with the Purchased Assets. To the extent permissible and requested by Purchaser, Sellers agree to allow Purchaser to operate Great Escape under Sellers' permits and licenses until such time as such permits or licenses are issued to Purchaser. The parties agree to execute such agreements and documents as are necessary to effectuate the provisions of this subsection (D).

    (E) MACHINERY, EQUIPMENT, FURNITURE AND FIXTURES. All owned signs of every description located on the Real Estate described in Section 1.02(A) hereof, and all rides and spare parts, office furniture, other furniture, fixtures, equipment, machinery, tools, including all items that may have been considered as supplies rather than capital expenditures by Sellers at the time acquired, and all other tangible assets of any nature, all used in the Great Escape business, except to the extent disposed of in the ordinary course of business. The assets purchased under this Section 1.02(E) shall include the assets listed on Schedule 1.02(E) attached hereto.

    (F) SUPPLIES AND MISCELLANEOUS. All supplies and other miscellaneous assets used in the Great Escape business or included in the Balance Sheets.

    (G) TRADEMARKS. Storytown and Wood individually, as the owner of the Comet trademark, will convey all of the Marks, as they are set forth on Schedule 1.02(G).

    (H) ASSUMED LEASES. Sellers will transfer all of its rights in and to the Assumed Leases and any other contract or agreement assumed by the Purchaser at the Closing.


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    (I)  BOOKS AND RECORDS.  All books and records pertaining to the assets, properties and business of the Great Escape business.

    (J) SOFTWARE AND RELATED ITEMS. All software programs, computer printouts, data bases and related items used in the operation of the business of the Great Escape.

    (K) MISCELLANEOUS. All other assets used in the business of the Great Escape and owned by Sellers.

Except that, the foregoing Purchased Assets, as described in this Section 1.02 in subsections (A) through (K) shall not include the Excluded Assets, which are as follows:

         (i) all rights of the Sellers under this Agreement, including the consideration paid pursuant to Section 1.04;

         (ii)  the Sellers' accounting records;

         (iii)  rights to claim tax refunds;

         (iv) All of Sellers' cash and cash equivalents (except Pre-Paid Deposits referred to in Section 1.02(C));

         (v)  Sellers' accounts receivable; and

         (vi) Those assets set forth as "Excluded Assets" on Schedule 1.02 attached hereto.

SECTION 1.03. INSTRUMENTS OF TRANSFER. The sale, assignment, transfer, conveyance and delivery of the Purchased Assets shall be made by such bills of sale and other recordable instruments of assignment, transfer and conveyance as Purchaser shall reasonably request. The Real Estate will be conveyed by good and sufficient deed, containing a warranty against grantor's acts for conveying Purchaser the fee simple of the Real Estate and containing all customary covenants utilized in connection with transfers of property in New York.

SECTION 1.04 CONSIDERATION. The purchase price for the Purchased Assets is Thirty-Three Million Dollars ($33,000,000) payable in the following manner:

    (A) Upon execution of this Agreement, Purchaser shall pay to Lemery & Reid, P.C., the Deposit which shall be applied to the Purchase Price at Closing. One Million Dollars of the Deposit shall be held in escrow by Lemery & Reid, P.C. in accordance with the terms of the escrow agreement attached hereto as Schedule "A". The remaining Two Million Dollars of the


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Deposit shall be paid to Sellers upon the execution of this Agreement and shall not be held in escrow.

    (x) In the event that any of the conditions to obligations of the Purchaser, as contained in Section 4.01 hereto, is not satisfied by the Closing Date, the Purchaser shall , at its option, either

         (i) not waive the failure and be paid the Deposit, plus interest, in full compensation of the Purchaser's damages (Wood, by execution of this Agreement, hereby guarantees the Sellers' obligation to refund the Deposit in the event the transaction is not consummated for this reason); or

         (ii) waive the failure to satisfy the condition to obligation of the Purchaser and insist upon specific performance of the Agreement.

    (y) In the event that the transaction contemplated herein does not close due to any of the conditions to obligations of the Sellers, as contained in
Section 4.02(A), (B) or (D) hereof, not being satisfied by the Closing Date, and such failure is not waived by the Sellers, the Sellers shall retain the Deposit as liquidated damages.

    (z) Sellers and Wood acknowledge and agree that, if the Sellers fail to proceed with the closing of the transactions contemplated hereby in any circumstance other than those described in clauses (x)(i) and (y) above, the Purchaser will not have adequate remedies at law with respect to such breach and that, in such event, Purchaser shall be entitled, without the necessity or obligation of posting a bond, to commence a suit in equity to obtain specific performance of Sellers' obligations under the Agreement. Wood and Sellers specifically affirm the appropriateness of such injunctive or other equitable relief in any such action.

    (B) At the Closing Date, Purchaser shall pay to the Sellers by wire transfer, the balance of the purchase price, equaling Thirty Million Dollars ($30,000,000).

    (C)  As further consideration for the transfer of the Purchased Assets to
Purchaser:

         (i) Premier shall make a charitable contribution of Two Hundred Thousand Dollars ($200,000) worth of Premier capital stock to Double "H";

         (ii) Purchaser shall host the Double "H" Gala at the Great Escape (a) on a date and at a time (no earlier than 7:00 PM and no later than 1:00 am) selected prior to March 1 by Double "H" each year during the seasonal operation of the Great Escape for a term of ten (10) years, beginning in the summer of 1997, (b) in connection with hosting the Gala, provide the attendees at such Gala with access to that portion of the Great Escape, and any new amusement


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installed by the Purchasers at the Great Escape, as has historically been made available to the attendees at such Gala (including, games, facilities, amusements and support personnel), and (c) as Purchaser's and Premier's additional corporate contribution to Double "H", fully host the Gala as outlined herein without cost to Double "H", except as to those costs contained on
Schedule 1.04(C) hereto;

         (iii)     Premier shall enter into the Consulting Agreement; and

         (iv) Purchaser shall reimburse the Sellers for all Purchaser's Operating Expenses.

    (D) The parties have agreed, after arm's length negotiations, to allocate the Purchase Price plus the Assumed Leases among the Purchased Assets as set forth in Schedule 1.04(D).

SECTION 1.05. NO ASSUMPTION. Except as specified on Schedule 1.05 hereto with respect to the Assumed Leases, Purchaser does not assume any obligation or liability of the Sellers, whether now or hereafter existing and whether or not arising in connection with the ownership or operation of the Great Escape, agree in any way or manner to honor any claim against the Sellers whether or not arising out of or in connection with the ownership or operation of the Great Escape or assume any obligation or liability arising out of or in connection with the sale of the Purchased Assets pursuant to the terms hereof.

SECTION 1.06.  CLOSING TRANSACTIONS.

    (A) Sellers shall deliver the following documents to Purchaser at least ten (10) days following the execution hereof:

         (i) an Abstract of Title certified to current date or prior title insurance policy;
         (ii)      current 10 year Town and County Tax Search;
         (iii)     corporate franchise tax search with respect to each Seller;
                   and
         (iv)      the Environmental Report.

    (B)  On the Closing Date, the Sellers shall deliver to Purchaser:

         (i) the bills of sale and other instruments of assignment, transfer and conveyance provided for in Section 1.03 above, in form and substance reasonably satisfactory to Purchaser;

         (ii) such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full occupation and control of the Great Escape assets and properties; and


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         (iii)     appropriate evidence of all necessary corporate action by
Sellers in connection with the transactions contemplated hereby, including without limitation certified copies of resolutions duly adopted by Sellers' directors approving the transactions contemplated by, and authorizing the execution, delivery and performance by Sellers of, this Agreement, and a certificate as to the incumbency of officers of Sellers executing any instrument or other document delivered in connection with such transactions.

    (C)  On the Closing Date, Purchaser shall deliver to Sellers:

         (i)  the cash and other consideration set forth in Section 1.04; and

         (ii) appropriate evidence of all necessary corporate action by Purchaser in connection with the transactions contemplated hereby, including without limitation certified copies of resolutions duly adopted by Purchaser's directors approving the transactions contemplated by, and authorizing the execution, delivery and performance by Purchaser of, this Agreement, and a certificate as to the incumbency of officers of Purchaser executing any instrument or other document delivered in connection with such transactions.

SECTION 1.07. NAME CHANGE. On or promptly following the Closing Date, Sellers will cause to be prepared, executed and filed with the appropriate governmental authorities Certificates of Discontinuance of use of an assumed name and such other documents as are necessary to discontinue their right to do business under the names "The Great Escape" and "Splashwater Kingdom" and Sellers will not thereafter use or operate any business under such name or a name that would be confusingly similar to "The Great Escape" or "Splashwater Kingdom". Sellers will retain all rights to the name "Storytown", "Storytown USA" and "Fantasy Rides Corporation" and Purchaser agrees not to use or operate a business under such names or names that would be confusingly similar thereto.

SECTION 1.08. ACCESS TO RECORDS AND PROPERTIES OF THE GREAT ESCAPE. From and after the date hereof until the Closing Date, Sellers shall afford to the officers, independent public accountants, counsel, environmental engineers, surveyors, building inspectors, lenders and other representatives of Purchaser, access at reasonable times and upon notice to Charles R. Wood, c/o Charles R. Wood Foundation, 499 Glen Street, Glens Falls, New York, to the assets, properties, real estate, books and records (including tax returns filed and those in preparation) of Sellers in order that Purchaser may have full opportunity to make investigations of the assets and affairs of the Sellers. The Purchaser shall have the right to make copies of records and interview employees of Sellers during such time.

SECTION 1.09. OPERATION OF BUSINESS OF THE GREAT ESCAPE. (A) From the date hereof to the Closing Date, Sellers shall:


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         (i)  consult with Purchaser on a regular basis with respect to all decisions which might affect the business or assets of the Great Escape; and

         (ii) except as Purchaser may otherwise agree, operate its business as currently operated and only in the ordinary course and, consistent with such operation, use its best efforts to preserve intact its current business organization and its relationships with its employees and persons having dealings with it.

    (B) From the date of this Agreement up to and including October 31, 1996, all Expenses of the Great Escape, except Expenses (i) incurred for items to be delivered or services to be rendered after October 31, 1996 and (ii) incurred for replacement parts to amusements/rides included in the definition of Purchased Assets hereunder which are delivered after October 31, 1996, shall be the responsibility of the Sellers. From and including November 1, 1996 through the Closing Date, the Sellers shall operate the Great Escape for the account of Purchaser and all Expenses (i) incurred in connection with the operation of the Great Escape during such period, (ii) incurred for items to be delivered or services to be rendered after October 31, 1996 and (iii) incurred for replacement parts to amusements/rides included in the definition of Purchased Assets hereunder which are delivered after October 31, 1996, shall be the responsibility of the Purchasers and shall constitute "Purchaser's Operating Expenses" hereunder. During the time that the Great Escape is operated by the Sellers for the Purchaser's account, the Sellers agree not to incur any capital expenses which are not in the ordinary course of business in excess of Two Thousand Five Hundred Dollars ($2,500) without the prior consent of the Purchaser.



                                      ARTICLE II

                                        TAXES

SECTION 2.01. SALES AND TRANSFER TAXES. Sellers shall be responsible for all New York real estate transfer taxes payable in respect to the transfer of Real Estate contemplated hereunder. Purchaser shall be responsible for all New York sales tax payable in respect of the transfer of personal property contemplated hereunder.

SECTION 2.02. UTILITIES AND MISCELLANEOUS TAXES. The following items shall be pro-rated to the Closing Date: (a) all water, sewer, gas, electric, fuel and other utility charges and (b) except as provided herein, all other annual or periodic taxes, assessments (to the extent applicable to periods from and following the Closing Date), fees or similar charges (other than taxes or other charges on, or measured by, the income of either Seller) imposed by any governmental authority upon or with respect to the Purchased Assets to the extent such taxes, assessments, fees or similar charges relate to permits, licenses or other governmental authorization which are transferable to Purchaser or relate to the Purchased Assets.


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                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers jointly and severally represent and warrant to Purchaser as follows:

    (A) ORGANIZATION, STANDING AND POWER. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this agreement and all writings relating hereto.

    (B) AUTHORIZATION OF SELLERS. This Agreement and all writings relating hereto to be signed by Sellers have been duly authorized, executed and delivered and constitute valid and binding obligations of Sellers enforceable in accordance with their respective terms. No further corporate action is needed in order to authorize the transactions contemplated herein. Neither the execution and delivery of this Agreement or any writing relating hereto nor the consummation by either Seller of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof will:

         (i) violate the certificate of incorporation and any amendments thereto or the bylaws of either Seller or any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or

         (ii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any material agreement or writing to which either Seller is a party or by which it or its assets or properties may be bound. No consent or approval of or notification to any governmental authority, except for necessary filings pursuant to the Hart-Scott-Rodino Act, is required in connection with the execution and delivery by Sellers of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

    (C) FINANCIAL STATEMENTS. (i) Sellers have or will present Purchaser with the Financials, which have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as noted thereon and except for the internally generated Income Statements and Balance Sheets. The Financials fairly present the financial position of the Great Escape business and the results of its operations as at the dates thereof and for the periods covered thereby.


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         (ii) Schedule 3.01(C) contains a true and correct list of attendance by month at the Great Escape for the 1994, 1995 and 1996 seasons.

    (D) LIABILITIES. At the date of the Balance Sheets Sellers did not have and at the Closing Date Sellers will not have liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured which were not reflected on the Balance Sheets, or, in the case of contingent liabilities, discussed specifically in any notes thereto or disclosed specifically on
Schedule 3.01(D) to this Agreement.

    (E) ENVIRONMENTAL. The Environmental Report contains an accurate statement of the environmental condition of the Real Property as of the date thereof. Sellers agree to indemnify Purchaser for any environmental condition not contained in the Environmental Report which is caused by the use or occupancy of Sellers at the Great Escape. Without limiting the generality of the foregoing or the plain meaning of this provision, Sellers shall be under no obligations to provide any remuneration or indemnification to the Purchaser or Premier in connection with (i) the environmental condition of the Real Property as disclosed in the Environmental Report or (ii) any occurrence on or affecting the Real Property following the Closing Date. The environmental issues raised in the Environmental Report have been remedied. During the time that Sellers have owned the Purchased Assets, Sellers have been in full compliance with all environmental laws applicable to the Great Escape, including, but not limited to, laws governing the disposal and release of hazardous substances. The Sellers have not received any notice from any governmental authority alleging any violation of environmental laws.

    (F) ABSENCE OF CHANGES. Except as otherwise listed on Schedule 3.01(F) hereto, since the date of the July 31, 1996 Balance Sheet the business of The Great Escape has been operated only in the ordinary course and there has not been and through the Closing Date there will not be:

         (i) any material adverse change in its condition, financial or otherwise, or its assets, liabilities, earnings, book value, business or prospects, or to the knowledge of Sellers any event which could reasonably be expected to result in such change;

         (ii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting its business or assets;

         (iii) the incurrence of any material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business and consistent with past practices;

         (iv) the adoption of any statute, rule, regulation or order which adversely affects the business or assets of the Great Escape;



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         (v)  any sale, transfer or other disposition of any assets of the
Great Escape to any party including Sellers except for payments of third party obligations incurred in the ordinary course of business in accordance with the Great Escape's regular payment practices (including debt service payments), or other dispositions in the ordinary course of business;

         (vi) any termination or waiver of any rights of value to the Great Escape business not in the ordinary course of its business;

         (vii) any expenditures or commitment in excess of Ten Thousand Dollars ($10,000) for additions to or replacements of property, plant or equipment of the Great Escape, except as provided in Section 1.09(B) hereto;

         (viii) any forward purchase commitments involving more than Ten Thousand Dollars ($10,000) in the aggregate, except as provided in Section 1.09(B) hereto;

         (ix) any change in the accounting methods or practices followed by the Great Escape Business;

         (x) to the knowledge of Sellers, the commencement of any proceeding seeking the taking of Real Estate used by the Great Escape; or

         (xi) any change in the compensation of or benefit plans for employees of the Great Escape except in the ordinary course of business.

    (G)  TAX MATTERS.

         (i) All federal, state, local and foreign tax returns and tax reports, including withholding reports, if any, required to be filed with respect to the business and assets of the Great Escape have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing are true, correct and complete, and all amounts shown as owing thereon have been paid;

         (ii) All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), if any, payable by the Great Escape or relating to or chargeable against its assets, revenues or income through the date of this Agreement were fully paid by such date and all similar items due through the Closing Date will have been fully paid by that date.

    (H) TITLE TO PROPERTY AND RELATED MATTERS. Sellers will at the Closing have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances except:


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         (i)       liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings or

         (ii) Encumbrances referred to in this Agreement or in any Schedule or Exhibit to this Agreement.

    (I) REAL PROPERTY OWNED OR LEASED. Schedule 3.01(I) contains a list and description of all Real Estate relating to or used in the operation of the Great Escape owned by Sellers or leased by Sellers as tenant or landlord, and the improvements (including buildings and other structures) located on the Real Estate, other than that listed on Schedule 1.02(A) hereto. To Sellers' knowledge, no third party has the right to occupy any portion of the Real Estate through easement, lease, etc., except for easements of record.

    (J) PERSONAL PROPERTY OWNED OR LEASED. The tangible personal property included in the Purchased Assets material to the operation of the Great Escape business is in the aggregate in reasonably good condition and working order. Except as set forth in Schedule 3.01(J), with respect to all tangible personal property subject to an Assumed Lease:

         (i) all of the Assumed Leases are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto;

         (ii) there have not been and there currently are not any material defaults thereunder by any party; and

         (iii) no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Except as set forth in Schedule 3.01(J), the validity, continuation and effectiveness of all such leases and agreements under the current rentals and other current material terms thereof will in no way be affected by the transfer of such leases and agreements to Purchaser under this Agreement or, if any would be affected, Sellers shall use their reasonable best efforts to cause a consent to such transfer to be delivered to Purchaser prior to the Closing Date.

    (K) LICENSES; TRADEMARKS; TRADE NAMES; ETC. Schedule 3.01(K) contains a list of:

         (i) all nongovernmental licenses held by Sellers relating to the Great Escape business (including, as to each such license, the name of the licensee and licensor, a description of the subject matter of the license, the termination date or notice requirement with respect to termination, basis of royalties calculation and renewal options); and


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         (ii)      all trademarks, trade names, service marks, copyrights,
know-how, patents and applications for any of the foregoing owned by or registered in the name of either Seller or Wood, relating to or used in connection with the business of the Great Escape business. Sellers and Wood own all the trademarks, trade names, service marks, copyrights, know-how, patents and applications for patents listed on Schedule 3.01(K) and, except as set forth thereon, pay no royalty under any of them and have the exclusive right to bring actions for the infringement thereof. Except as listed on Schedule 3.01(K), there is no pending or, to the best of the knowledge of either Seller, threatened claim or litigation against either Seller contesting its right to use any of the trademarks, trade names and know-how or the validity of any of the licenses, copyrights and patents listed on such Schedule or asserting the misuse thereof.

    (L) INSURANCE. Sellers maintain in effect insurance covering the Great Escape's assets and business and any liabilities relating thereto in an amount believed adequate by Sellers, and such insurance coverage shall be maintained by Sellers through the Closing Date.

    (M) AGREEMENTS ETC. Schedule 3.01(M) contains a list and brief description of all material written contracts, agreements and other instruments relating to the Great Escape business and not listed on another Schedule hereto. Sellers are not in default of any agreements listed on Schedule 3.01(M).

    (N) LITIGATION ETC. Except as set forth on Schedule 3.01(N), there are no actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of either Seller, threatened against either Seller relating to the Great Escape business, its assets, business or products, whether at law or in equity, or before or by any federal, state, municipal or other governmental instrumentality.

    (O)  COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS.

         (i) Except as set forth on Schedule 3.01(O), to the best of its knowledge, each Seller is materially in compliance with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to the business or properties of the Great Escape, where failure to do so would have a materially adverse impact on the business of the Great Escape or the Purchased Assets. Each Seller has all federal, state, local and foreign governmental licenses and permits materially necessary in the conduct of the Great Escape's business and such licenses and permits are in full force and effect, and, to the best of its knowledge, each Seller is in material compliance with the terms thereof and no proceeding is pending or threatened to revoke or limit any thereof. Schedule 3.01(O) contains a list of:

              (a) all such material governmental licenses and permits (none of which are transferable unless otherwise indicated by an asterisk) and

              (b) all consents, orders, decrees and other compliance agreements relating to the Great Escape business under which either Seller is operating or bound, copies of all of which have been furnished to Purchaser.

         (ii) Sellers have furnished to Purchaser (who has initialed the same for identification) copies of all reports of inspections of the Great Escape's business and properties from January 1, 1995 through the date hereof under OSHA and under all other applicable federal, state and local health and safety laws and regulations.

    (P) EMPLOYEES. Sellers will pay in full all wages, salaries, bonuses, severance or vacation pay and other direct and indirect compensation earned by all employees of the Great Escape through the fiscal year ended October 31, 1996 and will pay the 1996 Christmas bonuses. With respect to the Great Escape, each Seller is materially in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. No representation question exists respecting the employees of the Great Escape and no collective bargaining agreement is currently being negotiated by either Seller relating to the Great Escape. No employees of the Great Escape are represented by a union or are subject to a collective bargaining agreement. No employment contracts exist with employees of the Great Escape.

    (Q) COMPENSATION. Schedule 3.01(Q) contains a list of all current officers and non-seasonal employees of the Great Escape, together with the current job title and aggregate remuneration rate (bonus and salary) for each such person.

    (R) EMPLOYEE BENEFIT PLANS. (i) Schedule 3.01(R) lists each employee benefit plan that each Seller maintains or to which each Seller contributes.

              (a) To the knowledge of Sellers, each such employee benefit plan (and each related trust, insurance contract or fund) complies, and since inception has complied, in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of each individual Seller.

              (b) All contributions (including, but not limited to, all employer contributions and employee salary reduction contributions) which are due have been paid on a timely basis to each such employee benefit plan.

              (c) Each such employee benefit plan which is an employee pension benefit plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a).

              (d) The market value of assets under each such employee benefit plan which is an employee pension benefit plan equals or exceeds the present value of accrued benefits thereunder.

              (e)  No plans are multiemployer plans.

         (ii) With respect to each employee benefit plan that either Seller maintains or ever has maintained or to which it contributes, has ever contributed or has ever been required to contribute:

              (a) No such employee benefit plan which is an employee pension benefit plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such employee pension benefit plan has been instituted.

              (b) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such employee benefit plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing or investigation would not have a material adverse effect on the financial condition of the Sellers or the plan.

              (c) Sellers have incurred no liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such employee benefit plan which is an employee pension benefit plan.

              (d) For purposes of this Section 3.01(2), the term "Sellers" shall be deemed to include any entity which is under common control or affiliated with Sellers within the meaning of section 4001 of ERISA and/or
Section 414 of the Code.

    (S) BROKER. Neither Seller has liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers as follows:

    (A) ORGANIZATION, STANDING AND POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as being conducted and to execute, deliver and perform the terms of this Agreement and all writings relating hereto.

    (B) AUTHORITY. The execution, delivery and performance of the terms of this Agreement and all writings relating hereto by Purchaser has been duly and validly authorized by the Board of Directors and, by the shareholders of Purchaser. This Agreement and all writings relating hereto to be signed by Purchaser constitutes the valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

    (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assumptions referred to in Section 1 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, except for filings necessary under the Hart-Scott-Rodino Act, in order for the parties to consummate the transactions contemplated by this Agreement (including the assumptions referred to in Section 1 above).

SECTION 3.03. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder for a period of one year from the Closing Date.

SECTION 3.04. SCHEDULES. On or before September 9, 1996, the Sellers shall have the right to provide, modify or amend any Schedule attached hereto or required or contemplated hereby (the "Missing Schedules") and such modification or amendment shall be effective as of the date of this Agreement. The absence of any schedule to this Agreement at the time executed or the need to further amend or modify any schedule to this Agreement after the same is executed, all as contemplated by this section, shall not affect the validity or enforceability of this Agreement. The Missing Schedules shall be in substance generally consistent with the information provided or described to the Purchaser by the Sellers on or prior to the date hereof. In the event the Missing Schedules are not in substance generally consistent with the information provided or described to the Purchaser by the Sellers on or prior to the date hereof, Purchaser shall have the right, exercisable in writing within five (5) business days after its receipt of the Missing Schedules, to terminate this Agreement. In such event, the Sellers and Wood agree to forthwith return, or cause the forthwith return of, the Deposit to the Purchaser.

                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

SECTION 4.01. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, unless waived by the Purchaser, and Sellers shall use their best efforts to cause such conditions to be fulfilled:

    (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers in this Agreement or in any schedule, certificate or document delivered in connection herewith shall be true and correct on the Closing Date as though made on and as of the Closing Date.

    (B) PERFORMANCE OF OBLIGATIONS OF SELLERS. Sellers shall have performed all agreements and obligations required to be performed by them under this Agreement prior to the Closing Date.

    (C) CONSENTS. Sellers shall have obtained, or to the reasonable satisfaction of Purchaser obviated the need to obtain, all consents or waivers from third parties necessary to convey to Purchaser all contracts, agreements and leases of every nature whatsoever to be conveyed hereunder.

    (D) HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

    (E) OTHER AGREEMENTS. Sellers shall have duly executed and delivered to the Purchaser the Non-Competition Agreement in the form of Exhibit B.

    (F) NO LITIGATION. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

    (G) NO MATERIAL CHANGE. There shall have been no material adverse change in the business, operating results or physical condition of The Great Escape between the date of this Agreement and the Closing Date.

SECTION 4.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Sellers to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by the Sellers, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

    (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser in this Agreement or in any schedule, certificate or document delivered pursuant hereto shall be true and correct on the Closing Date as though made on and as of the Closing Date.

    (B) PERFORMANCE OF OBLIGATIONS OF PURCHASER. The Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, including payment of the Purchase Price.

    (C) HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

    (D) OTHER AGREEMENTS. Purchaser shall have duly executed and delivered to the Seller the Consulting Agreement in the form of Exhibit C.

    (E) NO LITIGATION. No action, suit or other proceeding shall be pending before any court, tribunal or government authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.


                                      ARTICLE V

                                   INDEMNIFICATION

SECTION 5.01. INDEMNIFICATION OF PURCHASER. Sellers shall indemnify and save Purchaser, and its shareholders, subsidiaries, affiliates, officers and directors, harmless from, against, for and in respect of:


    (A) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of: (1) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of either Seller contained in or made in connection with this Agreement; (2) the failure of the parties to comply with the applicable bulk sales transfer law, or (3) the assertion against Purchaser or the Purchased Assets of any liability or obligation of either Seller or its affiliates or relating to either Seller's operations or any of the Purchased Assets prior to the Closing Date, whether absolute or contingent, matured or unmatured, known or unknown, other than liabilities and obligations expressly assumed by Purchaser under Section 1.05 hereof; and

    (B) all reasonable costs and expenses (including, without limitation, attorney's fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 5.01.

    (C) Wood shall indemnify and save Purchaser, and its shareholders, subsidiaries, affiliates, officers and directors, harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of either Seller contained in or made in connection with this Agreement and all reasonable costs and expenses (including, without limitation, attorney's fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident thereto.

SECTION 5.02. INDEMNIFICATION OF SELLERS. Purchaser shall indemnify and save each Seller and each of its shareholders, subsidiaries, affiliates, officers and directors harmless from, against, for and in respect of:

    (A) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and reasonable costs and expenses suffered, sustained, incurred or required to be paid by any indemnified party because of (1) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of Purchaser contained in or made pursuant to this Agreement; (2) the assertion against either Seller of any liability or obligation of Purchaser relating to Purchaser's operation of the Great Escape from and after the Closing Date; or (3) the assertion against either Seller of any liability of either Seller assumed by Purchaser under
Section 1.05 hereof; and

    (B) all reasonable costs and expenses (including, without limitation, attorney's fees, interest and penalties) incurred by any indemnified party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 5.02.

SECTION 5.03.  RULES REGARDING INDEMNIFICATION.

    (A) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (1) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 5.01 and 5.02 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known. Provided, however, that no such notice shall be given and no right of indemnification shall arise in connection with the breach of a representation or warranty contained herein, unless notice of such claim is made within the warranty survival period set forth in section 3.03, hereof.

         (2) In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 5.01 and 5.02 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party, within thirty (30) days of receipt of notice of the claim, that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (a) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the indemnifying party in connection with the defense of such action, suit or proceeding, (b) the action, suit or proceeding seeks injunctive relief against the indemnified party, only to the extent of defending against such injunctive relief, and in such case, the indemnifying party shall not have to hire its own counsel, or (c) such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Sections 5.01 and 5.02 hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. In such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained in Sections 5.01 and 5.02 hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

    (B) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the indemnifying party chooses not to defend a claim for which the indemnifying party agrees it is liable to defend, the indemnified party may make a settlement of such claim without the prior consent of the indemnifying party.

    (C)  Except as herein expressly provided, the remedies provided in Sections
5.01 through 5.03 hereof shall provide each Party's sole remedy against any other Party in the event of a breach of the representations and warranties contained herein by such other Party.


                                      ARTICLE VI

                                    MISCELLANEOUS


SECTION 6.01. ACCESS TO RECORDS. Sellers shall afford to Purchaser and its agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of the Seller relating to all periods through the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes.

SECTION 6 .02. PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Sellers and their successors and assigns, and Purchaser and its successors and assigns. Purchaser shall have the right, upon prior notification to both Sellers, to direct either Seller to convey title to any or all of the Purchased Assets acquired by Purchaser to another entity or individual, in which event, the applicable conveyance documents shall be in the name of such assignee.

SECTION 6.03. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all of the parties.

SECTION 6.04 HEADINGS. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.05. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when mailed (by registered or certified mail, postage prepaid) or sent by facsimile transmission, addressed as follows:

    If to Purchaser, to:
         Premier Parks Acquisition Company
         c/o Premier Parks Inc.

         122 E. 42nd St., 49th Floor
         New York, NY 10168
         (212) 949- 6203 (fax)

    with a copy to:
         Baer Marks & Upham
         805 Third Avenue
         New York, NY 10022
         Attn:     James M. Coughlin, Esq.
         (212) 702-5810 (fax)


    If to Sellers or Wood, to:
         Storytown USA, Inc. and
         Fantasy Rides Corporation
         c/o Charles R. Wood Foundation
         499 Glen Street
         Glens Falls, NY  12801
         Attn:  Charles R. Wood
         (518) 792- 3072 (fax)

    with a copy to:
         Lemery & Reid, P.C.
         10 Railroad Place
         Saratoga Springs, NY  12866
         Attention:  John C. Lemery, Esq.
         (518) 581-8823 (fax)

or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith. A communication given by any other means shall be deemed duly given when actually received by the addressees.

SECTION 6.06. PUBLIC ANNOUNCEMENTS. A public announcement relating to the execution of this Agreement will be made, upon agreement by the parties hereto. All other public announcements shall not require the previous agreement of the parties provided such announcement concerns information which is otherwise public and which does not disclose confidential or financial information of the parties hereto.

SECTION 6.07. FURTHER ASSURANCE. After the Closing Date, without further consideration, Sellers and Purchaser shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated by this Agreement and to perfect Purchaser's title to the Purchased Assets.

SECTION 6.08. WAIVERS. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or different breach.

SECTION 6.09. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York.

SECTION 6.10. SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 6.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all counterparts together constituting but one in the same document.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                             STORYTOWN USA, INC.


                             By: /s/ Charles R. Wood
                                 -------------------------------------------
                                 Charles R. Wood, President

                             FANTASY RIDES CORPORATION


                             By: /s/ Charles R. Wood
                                 -------------------------------------------
                                 Charles R. Wood, President

                                  /s/ Charles R. Wood
                              ----------------------------------------------
                             Charles R. Wood


                             PREMIER PARKS ACQUISITION COMPANY


                             By: /s/ Kieran E. Burke
                                 -------------------------------------------
                                 Its: Chairman & CEO


                             PREMIER PARKS, INC.


                             By: /s/ Kieran E. Burke
                                 -------------------------------------------
                                 Its: Chairman & CEO